Exhibit 3.2

BY-LAWS

OF

AS AMENDED THROUGH SEPTEMBER 28, 2006

39.	Senior Vice Presidents	8
40.	Vice Presidents	9
41.	Principal Financial Officer	9
42.	Secretary	9
43.	Treasurer	9
44.	Controller	9
45.	Delegation of Officer’s Duties by Board	9
46.	Delegation of Officer’s Duties by Officer	10
47.	Indemnification	10

AUTHORITY TO ACT AND SIGN		11
48.	Instrument Execution	11
49.	Bank Accounts	11
50.	Voting of Stock in Other Corporations	12
51.	Sale and Transfer of Securities	12

STOCK		12
52.	Stock Certificates; Uncertificated Shares	12
53.	Transfer	12
54.	Transfer Agent and Registrar	13
55.	Record Date	13
56.	Registered Stockholders	13
57.	Lost Certificates	13

MISCELLANEOUS		13
58.	Notices	13
59.	Fiscal Year	14
60.	Offices	14
61.	Seal	14
62.	Amendments	14

-ii-

BY-LAWS

OF

Wyeth

*********************

STOCKHOLDERS MEETINGS

1.	Annual Meeting. An annual meeting of stockholders for election of directors and transaction of other business properly before the meeting shall be held on the fourth Wednesday of April in each year, or on such other date and at such time as the Board of Directors may designate.

Any business properly brought before an annual meeting of stockholders may be transacted at such meeting. To be properly brought before an annual meeting, business must be (i) specified in the written notice of the meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (ii) otherwise brought before the meeting by or at the direction of the Board of Directors, or (iii) otherwise properly brought before the meeting by a stockholder. For matters to be properly brought before an annual meeting by a stockholder (other than nominations for the election of directors, for which the procedures set forth in Section 7 of these by-laws shall apply), the stockholder must give written notice of the proposed matter, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the corporation, not later than ninety days prior to the anniversary date of the immediately preceding annual meeting or not later than ten days after notice or public disclosure of the date of the annual meeting shall be given or made to stockholders, whichever date shall be earlier. Any such notice shall set forth as to each item of business the stockholder shall propose to bring before the meeting (i) the name and address of the stockholder proposing such item of business, (ii) a description of such item of business and the reasons for conducting it at such meeting and, in the event that such item of business shall include a proposal to amend either the Certificate of Incorporation or these by-laws, the text of the proposed amendment, (iii) a representation that the stockholder is a holder of record of stock of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such item of business and (iv) any material interest of the stockholder in such item of business. Only matters which shall have been properly brought before an annual meeting of stockholders in accordance with these by-laws shall be conducted at such meeting, and the presiding officer may refuse to permit any matters to be brought before such meeting which shall not have been properly brought before it in accordance with the foregoing procedure.

2.	Special Meetings. Except as provided in paragraph VII (g) (v) of Article FOURTH of the Certificate of Incorporation respecting rights of holders of Preferred Stock to call meetings of such holders in certain dividend default situations, special meetings of stockholders, unless otherwise provided by law, may be called by the Chairman or Vice Chairman of the Board of Directors or the President or by the Secretary on the written request of a majority of all the directors, such request to state the purpose of the proposed meeting, which meeting shall thereupon be called by the Secretary. Business at special meetings shall be confined to the matters stated in the notice.

3.	Notice. Written notice of each meeting of stockholders shall be mailed, not less than ten days prior to the meeting, to each stockholder entitled to vote at such address as appears on the stock books of the corporation. The notice shall specify the time and place of the meeting and, as to special meetings, the matter or matters to be acted upon at such meeting.

4.	Place. Meetings of stockholders shall be held at the office of the corporation in Wilmington, Delaware, or at such other place, within or without the State of Delaware, as the Board of Directors may designate.

5.	Quorum; Adjournment. Except as provided in paragraph VII (g) (v) of Article FOURTH of the Certificate of Incorporation respecting meetings of stockholders during certain dividend default situations, at which meetings holders of Preferred Stock have special voting rights, the holders of a majority of the outstanding stock having voting power, present in person or by proxy, shall constitute a quorum at all meetings of stockholders for the transaction of business unless otherwise provided by law. Except as provided in such paragraph VII (g) (v) of Article FOURTH of the Certificate of Incorporation, if a quorum shall not be present at any meeting of stockholders, the presiding officer or the holders of a majority of the outstanding stock having voting power who are present in person or by proxy may adjourn the meeting from time to time, and notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken; and at such adjourned meeting at which a quorum shall be present any business may be transacted which might have been transacted at the meeting originally called.

6.	Voting; Proxies; Inspectors of Election. At each meeting of stockholders every stockholder entitled to vote may vote in person or by proxy appointed by an instrument in writing subscribed by such stockholder or such stockholder’s duly appointed attorney-in-fact or in any other manner prescribed by the General Corporation Law of the State of Delaware. Except as provided in paragraphs VII (g) (i) and VII (g) (v) of Article FOURTH of the Certificate of Incorporation respecting holders of Preferred Stock voting in certain situations, each holder of Common Stock shall have one vote and each holder of Preferred Stock shall have thirty-six (36) votes on each matter submitted to a vote at a meeting of stockholders for each share of, respectively, Common and Preferred Stock having voting power, registered in such stockholder’s name on the stock books of the corporation. The vote for directors and, upon the demand of any stockholder, the vote upon any other matter before the meeting, shall be by ballot. Except as provided in Section 7 of these by-laws with respect to the filling of vacancies in the membership of the Board, each director shall be elected to the Board by the vote of the majority of the votes cast with respect to that director’s election at any meeting for the election of directors at which a quorum is present, provided, however, that if the number of nominees exceeds the number of directors to be elected, the directors shall be elected by the vote of a plurality of the votes cast at any such meeting and entitled to vote on the election of directors. For purposes of this Section 6, a majority of the votes cast means that the number of votes cast “for” a director must exceed the number of votes cast “against” that director. If an incumbent director is not elected by a majority of the votes cast (unless, pursuant to the second preceding sentence, the director election standard is a plurality of the votes cast), the incumbent director shall offer to tender his or her resignation to the Board. The Nominating and Governance Committee shall make a recommendation to the Board on whether to accept or reject the director’s offer to tender his or her resignation, or whether other action should be taken. The Board shall act on such Committee’s recommendation and publicly disclose its decision within 90 days from the date of the certification of the election results. An incumbent director who offers to tender his or her resignation shall not participate in the Committee’s recommendation or in the Board’s decision. An incumbent director who has offered to tender his or her resignation pursuant to this Section 6 shall promptly tender such resignation upon the Board’s acceptance of such offer. If a director’s offer to tender his or her resignation is accepted by the Board pursuant to this Section 6, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board may fill the resulting vacancy pursuant to the provisions of Section 7 of these by-laws or may decrease the size of the Board pursuant to Section 7 of these by-laws. Except as may be otherwise required by law, the Certificate of Incorporation or these by-laws, all other matters shall be decided by the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on such matters.

The corporation may, and to the extent required by law, shall, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The corporation may designate one or more alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the person presiding at the meeting may, and to the extent required by law, shall, appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. Every vote taken by ballot shall be counted by an inspector or inspectors appointed by the person presiding at the meeting.

BOARD OF DIRECTORS

7.	Powers; Number; Election; Term; Vacancies. The property and business of the corporation shall be managed by its Board of Directors, which shall be not less than eight nor more than fifteen in number as determined from time to time by the Board, except as provided in paragraph VII (g) (ii) of Article FOURTH of the Certificate of Incorporation respecting additional directors in certain dividend default situations. Directors shall be elected at the annual meeting of stockholders and each director shall continue in office until his or her successor shall be elected or until his or her earlier removal or resignation.

Except as provided in paragraph VII (g) (ii) of Article FOURTH of the Certificate of Incorporation respecting additional directors in certain dividend default situations, nominations for the election of directors may be made by the Board of Directors or a committee appointed by the Board of Directors or by any stockholder entitled to vote in the election of directors generally. However, any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors only if written notice of such stockholder’s intent to make such nomination or nominations has been given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the corporation not later than (i) with respect to an election to be held at an annual meeting of stockholders, ninety days prior to the anniversary date of the immediately preceding annual meeting, and (ii) with respect to an election to be held at a special meeting of stockholders for the election of directors, the close of business on the tenth day following the date on which notice of such meeting is first given to stockholders. Each such notice shall set forth: (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the stockholder is a holder of record (or beneficial holder, which must be verified by proper documentation) of stock of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (d) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and (e) the consent of each nominee to serve as a director of the corporation if so elected. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

Except as provided in Paragraph VII (g) (v) of Article FOURTH of the Certificate of Incorporation respecting the additional directors in certain dividend default situations, vacancies in the membership of the Board, whether or not caused by an increase in the number of directors, will be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office only until the next succeeding annual meeting of stockholders.

8.	Regular Meetings. Regular meetings of the Board may be held without notice at such time and place as the Board shall from time to time determine.

9.	Special Meetings. Special Meetings of the Board may be called by direction of the Chairman of the Board, the Vice Chairman of the Board, the President or two directors on two days’ notice to each director specifying the time and place of meeting.

10.	Quorum; Voting. At all meetings of the Board a majority of all the directors then in office, or if the number of directors is then an even number, one-half such number shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board unless otherwise provided by law, the Certificate of Incorporation or these by-laws.

11.	Compensation. Directors shall be paid such fees for their services as directors and for attending meetings of the Board and committees appointed thereby as shall be determined from time to time by the Board. The Board may also provide for compensation to a director for expenses he or she may incur in attending such meetings. Nothing herein shall be construed to preclude any director from serving the corporation in any other capacity and receiving compensation therefor.

12.	Residual Powers of Board. In addition to the powers conferred by these by-laws upon the Board, the Board may exercise all such powers of the corporation and do all such lawful acts and things as are not by law, the Certificate of Incorporation or these by-laws directed or required to be exercised or done by the stockholders. Nothing contained in these by-laws shall restrict the Board or any committee thereof from taking any action in any manner permitted by law, including unanimous written consent and conference communication by means of telephone or similar communications equipment by which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this by-law shall constitute presence in person at such meeting.

EXECUTIVE COMMITTEE

13.	Appointment. The Board may by vote of a majority of all the directors appoint three or more members to constitute an Executive Committee which shall serve at the pleasure of the Board. Vacancies in the membership of the Executive Committee shall be filled by the Board by vote of a majority of all the directors.

14.	Duties and Powers. During the intervals between meetings of the Board, the Executive Committee shall perform all the duties and exercise all the powers of the Board in the management of the property and business of the corporation except such duties and powers as are by law, the Certificate of Incorporation or these by-laws directed or required to be performed or exercised specifically by the Board as such or by any proportion thereof.

The Chairman of the Executive Committee shall assist the Chairman of the Board, shall perform such of the duties and exercise such of the powers of the Chairman as the latter may delegate to him or her. He or she shall perform such other duties and exercise such other powers as the Board shall from time to time prescribe.

15.	Meetings. The Executive Committee may meet at stated times without notice, or on two days’ notice to all by one of its members.

16.	Quorum; Voting. A majority of the Executive Committee shall constitute a quorum for the transaction of business and the act of a majority of those present at any meeting at which there is a quorum shall be the act of the Committee.

17.	Minutes. The Executive Committee shall keep regular minutes of its proceedings and report its actions to the Board when it so requests.

18 -22 REMOVED AND RESERVED

AUDIT COMMITTEE

23.	Appointment. The Board shall appoint three or more directors of the corporation, none of whom is presently employed by the corporation or any of its subsidiaries, to constitute an Audit Committee, which shall serve at the pleasure of the Board. Vacancies in the membership of the Audit Committee shall be filled by the Board. The composition of the Audit Committee shall comply with any applicable law and any stock exchange listing requirements applicable to the corporation.

24.	Duties and Powers. The Audit Committee shall appoint a firm of independent public accountants to be engaged as the principal auditor for each year’s annual audit and to provide other appropriate services for the corporation, subject to ratification by the stockholders. The Audit Committee shall undertake such other financial reviews and duties as it or the Board deems appropriate or which are required by law or applicable stock exchange listing requirements.

25.	Meetings. The Audit Committee may meet at stated times without notice, or on notice to all by the Chairman or Vice Chairman of the Board, the President, an executive Vice Chairman, an Executive Vice President or a Senior Vice President, or by one of the members of the Audit Committee.

26.	Quorum; Voting. A majority of the Audit Committee shall constitute a quorum for the transaction of business and the act of a majority of those present at any meeting at which there is a quorum shall be the act of the Committee.

27.	Minutes. The Audit Committee shall keep regular minutes of its proceedings and make copies thereof available to the Board at its meetings.

OTHER COMMITTEES

28.	Appointment. The Board may from time to time appoint further standing or special committees of directors, officers or employees of the corporation or its subsidiaries to serve at the pleasure of the Board and confer upon such committees such powers and duties as the Board may deem expedient within the limits permitted by law and any stock exchange listing requirements applicable to the corporation.

29.	Organization and Operation. Unless otherwise provided in the resolutions appointing any such committee and determining its powers and duties, the committee may establish procedures for calling and conducting meetings, provided that no less than a majority of its members shall constitute a quorum for the transaction of business and the act of no less than a majority of those present at a meeting at which there is a quorum shall be the act of the committee, and the committee shall keep regular minutes of its proceedings and report its actions to the Board when it so requests.

OFFICERS

30.	Principal Officers. The principal officers shall be chosen annually by the Board and shall be a Chairman of the Board of Directors, a President, one or more Vice Presidents, a

Secretary, a Treasurer and a Controller and, in the discretion of the Board, a Vice Chairman of the Board of Directors, one or more executive Vice Chairmen (who shall not be members of the Board of Directors unless prescribed by the Board of Directors), one or more Executive Vice Presidents and one or more Senior Vice Presidents. The Chairman or Vice Chairman of the Board of Directors and the President may be the same person; the President and an executive Vice Chairman may be the same person; the Secretary and Treasurer may be the same person and an executive Vice Chairman, Executive Vice President, Senior Vice President or Vice President may hold at the same time the office of Secretary, Treasurer or Controller. The Chairman of the Board of Directors and Vice Chairman of the Board of Directors, if any, shall be chosen from the members of the Board; the other principal officers need not be directors.

31.	Other Officers. The Board may choose such other officers and agents as it shall deem necessary, who shall hold their offices for such terms and shall perform such duties and exercise such powers as are delegated to them pursuant to these by-laws or as the Board shall from time to time prescribe. In addition, the Chief Executive Officer may choose such Vice Presidents or assistant officers as he or she deems necessary, who shall hold their offices for such terms and shall perform such duties and exercise such powers as the Chief Executive Officer shall from time to time prescribe, provided, however, that officers so chosen by the Chief Executive Officer shall not be deemed to be principal officers of the Corporation unless and until they are so designated by the Board.

32.	Salaries. The salaries of all principal officers shall be fixed by the Board or a committee thereof.

33.	Term of Office; Removal. Each officer shall hold office until his or her successor is chosen or until his or her earlier removal or resignation. The Board may remove any officer or agent provided that removal of a principal officer shall be by vote of a majority of all the directors.

34.	Vacancies. Vacancies in any office may be filled by the Board.

35.	Chairman of the Board of Directors. The Chairman of the Board of Directors shall preside at all meetings of stockholders and of the Board. Unless the Board shall provide otherwise, in the event that no person has been designated as the Chief Executive Officer or in the absence or disability of the person designated as the Chief Executive Officer, the duties and powers of the Chief Executive Officer shall be vested in the Chairman or, in the absence or disability of the Chairman, the President (or, in the absence or disability of the President, such other principal officer performing the duties and exercising the powers of the President pursuant to these by-laws). The Chief Executive Officer shall (i) have all powers and perform all duties incident to such chief executive office, (ii) subject to the direction of the Board, have general and active supervision of the property and business of the corporation, (iii) be the officer through whom the Board delegates authority to corporate management, (iv) be the medium of communication to the Board of information as to the affairs of the corporation and of all matters presented for the Board’s consideration, and (v) be responsible to see that all orders and resolutions of the Board are carried into effect by the proper officers. The Chairman of the Board shall perform such other duties and exercise such other powers as the Board shall from time to time prescribe.

36.	Vice Chairman of the Board of Directors. The Vice Chairman of the Board of Directors shall assist the Chairman of the Board, shall perform such of the duties and exercise such of the powers of the Chairman as the latter may delegate to him or her and shall, in the absence or disability of the Chairman, perform the duties and exercise the powers of the Chairman. He or she shall perform such other duties and exercise such other powers as the Board or the Chairman shall from time to time prescribe.

37.	President. The President shall assist the Chairman and Vice Chairman of the Board, shall perform such of the duties and exercise such of the powers of the Chairman as the latter may delegate to him or her. In addition, in the discretion of the Board, he or she may be designated as the Chief Executive Officer. If the President is designated as the Chief Executive Officer, in such capacity, he or she shall (i) have all powers and perform all duties incident to such chief executive office, (ii) subject to the direction of the Board, have general and active supervision of the property and business of the corporation, (iii) be the officer through whom the Board delegates authority to corporate management, (iv) be the medium of communication to the Board of information as to the affairs of the corporation and of all matters presented for the Board’s consideration and (v) be responsible to see that all orders and resolutions of the Board are carried into effect by the proper officers. The President shall perform such other duties and exercise such other powers as the Board or the Chief Executive Officer shall from time to time prescribe.

38.	Vice Chairmen; Executive Vice Presidents. Each executive Vice Chairman shall serve in a general executive capacity, more particularly as general assistant to the Chairman of the Board of Directors or the Chief Executive Officer, and shall perform such other duties and exercise such other powers as the Board or the Chief Executive Officer shall from time to time prescribe. In the absence or disability of the President, an executive Vice Chairman shall, in the order of seniority in that office, perform the duties and exercise the powers of the President. Each Executive Vice President shall serve in a general executive capacity, more particularly as general assistant to the Chief Executive Officer, the President, or one or more executive Vice Chairmen. In the absence or disability of the President and all executive Vice Chairmen, an Executive Vice President shall, in the order of seniority in that office, perform the duties and exercise the powers of the President. Executive Vice Presidents shall perform such other duties and exercise such other powers as the Board, the Chief Executive Officer or the President shall from time to time prescribe.

39.	Senior Vice Presidents. Each Senior Vice President shall serve in a general executive capacity, more particularly as general assistant to the Chief Executive Officer, the President, one or more executive Vice Chairmen, or one or more Executive Vice Presidents. In the absence or disability of the President, all executive Vice Chairmen and all Executive Vice Presidents, a Senior Vice President shall, in the order of seniority in that office, perform the duties and exercise the powers of the President. Senior Vice Presidents shall perform such other duties and exercise such other powers as the Board, the Chief Executive Officer or the President shall from time to time prescribe.

40.	Vice Presidents. In the absence or disability of the President, all executive Vice Chairmen, all Executive Vice Presidents and all Senior Vice Presidents, a Vice President shall, in the order of seniority in that office, perform the duties and exercise the powers of the President. Vice Presidents shall perform such other duties and exercise such other powers as the Board, the Chief Executive Officer or the President shall from time to time prescribe.

41.	Principal Financial Officer. The Board may designate an executive Vice Chairman, an Executive Vice President, a Senior Vice President, a Vice President or the Treasurer as the Principal Financial Officer of the corporation.

42.	Secretary. The Secretary shall attend all meetings of stockholders and of the Board and shall record the minutes of all proceedings of such meetings in books to be kept for that purpose, and shall perform like duties for the standing committees appointed by the Board unless the Board directs otherwise. He or she shall have custody of the seal of the corporation and shall affix it or cause it to be affixed to all instruments requiring it. He or she shall give or cause to be given the notice required of all meetings of stockholders and of the Board. He or she shall perform such other duties and exercise such other powers as the Board, the Chief Executive Officer or the President shall from time to time prescribe.

43.	Treasurer. The Treasurer shall have general charge of and responsibility for the corporate funds and securities. He or she shall deposit or cause to be deposited in the name of the corporation all moneys and other valuable effects of the corporation in such depositories as may be designated in accordance with these by-laws. He or she shall disburse the funds of the corporation as directed by the Board or by any other principal officer, taking proper vouchers for such disbursements. He or she shall advise upon all terms of credit granted by the corporation. He or she shall render to the Board, when the Board so requests, an accounting of all his or her transactions as Treasurer and of the financial condition of the corporation. He or she shall perform such other duties and exercise such other powers as the Board, the Chief Executive Officer or the President shall from time to time prescribe.

44.	Controller. The Controller shall have general supervision of the accounting practices of the corporation and its subsidiaries and the preparation of statements and other reports respecting financial aspects of the corporation’s or its subsidiaries’ operations. He or she shall establish, through appropriate channels, recording and reporting procedures and standards pertaining to such matters. He or she shall be responsible for collection of all corporation accounts. He or she shall perform such other duties and exercise such other powers as the Board, the Chief Executive Officer or the President shall from time to time prescribe.

45.	Delegation of Officer’s Duties by Board. In the absence or disability of any principal officer, or for any other reason that the Board may deem sufficient, the Board may by vote of a majority of all the directors delegate any or all of the powers or duties of such officer to any other officer.

46.	Delegation of Officer’s Duties by Officer. Any principal officer may delegate portions of his or her powers and duties to any assistant officer chosen by the Board and acting under the principal officer’s supervision.

47.	Indemnification. As used in this Section 47, (i) the term “officer” shall include each person appointed an officer of the corporation pursuant to Sections 30 and 31 of these by-laws and each person who is or was serving as a president, executive vice president or senior vice president of a division of the corporation, and (ii) the term “related entity” shall mean any corporation (other than the corporation), limited liability company, partnership, joint venture, trust, or other business or non-profit enterprise (including an employee benefit plan).

The corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended (but, in the case of any such amendment, only to the extent such amendment permits the corporation to provide broader indemnification rights than such law permitted the corporation to provide prior to such amendment), any person who was or is made or threatened to be made a party, or is otherwise involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that such person is or was a director, officer or employee of the corporation or is or was serving at the request of the corporation as a director, officer or employee of a related entity, against all expense, liability and loss (including attorneys’ fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by such person in connection therewith; provided, however, that, except as otherwise expressly provided in this Section 47, the corporation shall be required to indemnify such person in connection with a proceeding (or part thereof) commenced by such person only if the commencement of such proceeding (or part thereof) by such person was authorized in the specific case by the Board.

The corporation shall, to the fullest extent not prohibited by applicable law, pay the expenses (including attorneys’ fees) reasonably incurred by any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer of a related entity, in defending any proceeding referred to in the preceding paragraph in advance of its final disposition upon receipt of an undertaking acceptable to the corporation by or on behalf of such person to repay all such amounts if it shall ultimately be determined that such person is not entitled to be indemnified under this Section 47, such undertaking to include a certification by such person that he or she acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reason to believe his or her conduct was unlawful. Such expenses reasonably incurred by other persons may be so paid by the corporation upon such terms and conditions, if any, as the corporation deems appropriate.

If a claim for indemnification (following the final disposition of the applicable proceeding) or advancement of expenses under this Section 47 is not paid in full by the corporation within sixty (60) days after a written claim therefor by the person being indemnified hereunder has been received by the corporation, such person may file suit to recover the unpaid amount of such claim, and if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim.

The rights of indemnification and advancement of expenses provided in this Section 47 shall be in addition to, and not exclusive of, any other right which any person may have or hereafter acquire by statute, certificate of incorporation, by-laws, agreement, vote of stockholders or disinterested directors or otherwise. The corporation shall have the authority, to the extent and in the manner permitted by law, to indemnify and to advance expenses to any person, whether or not such person has any rights to indemnification or advancement of expenses under this Section 47, when and as authorized by appropriate corporate action.

Indemnification under this Section 47 shall not include any amount payable on account of profits realized by such person in the purchase or sale of securities of the corporation or a related entity. The corporation’s obligation, if any, to indemnify or to advance expenses to any person who was or is serving at the request of the corporation as a director or officer of a related entity shall be reduced by any amount such person may collect as indemnification or advancement of expenses from such related entity.

The corporation may maintain insurance, at its expense, to protect itself and any person who is or was serving as a director, officer, employee or agent of the corporation or, at the request of the corporation, any related entity, against any expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

Any repeal or modification of the foregoing provisions of this Section 47 shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

AUTHORITY TO ACT AND SIGN

48.	Instrument Execution. Unless otherwise provided by law or by the Board, all instruments to be executed on behalf of the corporation, whether or not requiring the seal of the corporation, may be executed by the Chairman of the Board of Directors, the Vice Chairman of the Board of Directors, the President, any executive Vice Chairman, any Executive Vice President, any Senior Vice President or any Vice President and attested by the Secretary or an Assistant Secretary.

49.	Bank Accounts. Unless otherwise provided by the Board, any two of the following officers: the Chairman of the Board of Directors, the Vice Chairman of the Board of Directors, the President, any executive Vice Chairman, any Executive Vice President, any Senior Vice President, any Vice President and the Treasurer, may from time to time (1) open and maintain in the name of the corporation, and terminate, general and special bank accounts for the funds of the corporation with such banks, trust companies or other depositories as they may designate and (2) designate, and revoke the designation of, the officers or employees of the corporation who may sign, manually or by facsimile, checks, drafts or orders on such bank accounts. Any such action, designation or revocation shall be by written instrument, signed by the officers taking the action or making or revoking the designation and filed with the bank, trust company or other depository.

50.	Voting of Stock in Other Corporations. Unless otherwise directed by the Board, Chairman of the Board of Directors, the Vice Chairman of the Board of Directors, the President, any executive Vice Chairman, any Executive Vice President, any Senior Vice President, any Vice President, the Treasurer or the Secretary may, on behalf of the corporation, attend, act and vote at any meeting of stockholders of any corporation in which this corporation may hold stock and at any such meeting shall possess and may exercise all rights of this corporation incident to ownership of such stock or may give a proxy or proxies in the name of this corporation to any other person or persons who may vote such stock and exercise any and all other rights in regard to it as are here accorded to the officers mentioned.

51.	Sale and Transfer of Securities. Unless otherwise directed by the Board: the Chairman of the Board of Directors, the Vice Chairman of the Board of Directors, the President, any executive Vice Chairman, any Executive Vice President, any Senior Vice President and the Treasurer may, on behalf of the corporation, transfer, convert, endorse, sell, assign, set over and deliver, or take action appropriate to the encumbrance by the corporation of any bonds, shares of stock, warrants or other securities owned by or standing in the name of the corporation, and may execute and deliver in the name of the corporation all written instruments necessary or proper to implement the authority herein contained.

STOCK

52.	Stock Certificates; Uncertificated Shares. The shares of the corporation shall be represented by certificates, provided that the Board of Directors of the corporation may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the corporation. Notwithstanding the adoption of such a resolution by the Board of Directors, every holder of stock represented by certificates and upon request every holder of uncertificated shares shall be entitled to have a certificate signed by, or in the name of the corporation by the Chairman or Vice Chairman of the Board of Directors, the President, any executive Vice Chairman, any Executive Vice President, any Senior Vice President or any Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of such corporation representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

53.	Transfer. Transfer of stock shall be made on the books of the corporation only upon surrender of the certificate therefor, endorsed by the person named in the certificate or accompanied by proper written evidence of succession, assignment or authority to transfer such stock or upon receipt of proper transfer instructions from the owner of uncertificated shares.

54.	Transfer Agent and Registrar. The Board may appoint one or more Transfer Agents to record transfers of shares of stock and to keep the stock certificate books, transfer books and stock ledgers of the corporation. The Board may also appoint one or more Registrars to register certificates of stock. The Board may require all certificates of stock to bear the signatures of either or both a Transfer Agent and a Registrar. Where any such certificate is manually signed by the Registrar, the signature of any Transfer Agent may be facsimile engraved or printed.

55.	Record Date. The Board may fix in advance a date, not less than ten nor more than sixty days preceding the date of any meeting of stockholders or the date for the payment of any dividend or the date for the allotment of rights or the date when any change, conversion or exchange of stock shall go into effect or the date in connection with obtaining consent of stockholders or any class thereof for any purpose, as a record date for the determination of stockholders entitled to notice of and to vote at any such meeting or to receive payment of any such dividend or to receive any allotment of rights or to exercise the rights or to give such consent, as the case may be, notwithstanding any transfer of any stock on the books of the corporation after any such record date fixed as aforesaid. The Board may direct that the stock books of the corporation be closed against transfers during such period.

56.	Registered Stockholders. The corporation shall be entitled to treat the holder of record of any share of stock as the holder in fact thereof and accordingly shall not be bound to recognize any equitable or other claim to or interest in such share on the part of any other person, whether or not it shall have express or other notice thereof, except as provided by law.

57.	Lost Certificates. The Board may direct a new certificate of stock to be issued in place of any certificate theretofore issued and claimed to have been lost, stolen or destroyed, provided that any person claiming a certificate to be lost, stolen or destroyed shall make an affidavit of ownership and of the facts of such loss, theft or destruction and, if the Board so requires, shall advertise the same, and provided further that the Board may require the owner of the certificate claimed to be lost, stolen or destroyed, or such owner’s legal representative, to deliver to the corporation for itself, its officers Transfer Agents and Registrars, a bond of indemnity in such amount or unlimited in amount, upon such terms and secured by such surety as the Board may require.

MISCELLANEOUS

58.	Notices. Whenever under the provisions of these by-laws notice is required to be given to any person other than in his or her capacity as stockholder, it may be given by hand delivery, by telegram or by mail. Whenever under the provisions of these by-laws notice is required to be given to any stockholder, it may be given by mail, by depositing the same in the post office or a letter box, in a post-paid, sealed envelope, addressed to such stockholder at such address as appears on the stock books of the corporation, and such notice shall be deemed to be given at the time when the same shall be thus mailed. Any person entitled to notice under any provision of these by-laws may waive such notice and attendance of a person at a meeting shall constitute a waiver of notice of such meeting except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholder may be given by electronic transmission if and to the extent permissible under applicable law.

59.	Fiscal Year. The fiscal year of the corporation shall begin the first day of January in each year.

60.	Offices. The corporation may have an office in Madison, New Jersey, and at such other places as the business of the corporation may require.

61.	Seal. The corporate seal shall have inscribed thereon the name of the corporation and the words “Corporate Seal, Delaware.”

62.	Amendments. These by-laws may be altered or repealed and new by-laws may be adopted at any meeting of stockholders by the vote of the holders of a majority of the outstanding stock having voting power, provided the notice of such meeting includes the proposed alterations or repeal or the proposed new by-laws, or a summary thereof, or the Board by vote of a majority of all the directors.

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